Exhibit 99.1







                                     June 2, 2003




Dear Kiewit Shareholder:


Last August I wrote to our shareholders and advised them that the Board of Directors had given preliminary approval to pursue a corporate reorganization plan that would convert the legal ownership structure of Kiewit from a Corporation to a Limited Partnership. The proposed reorganization would have created a more tax-efficient legal entity while providing greater flexibility and a wider choice of options in which to utilize company earnings.

The economic benefits to our shareholders of converting to a limited partnership were significant, due primarily to the elimination of the double tax (corporate and individual) on
company earnings.   The benefits appeared to significantly
outweigh the costs of doing the conversion.

On May 28th, President Bush signed the "Jobs and Growth Tax Reconciliation Act of 2003" which, among other provisions, reduced the tax rates on long-term capital gains and dividend income. When the new tax rates were factored into our financial model, the economic benefits to our shareholders of converting to a limited partnership were significantly reduced.

The new tax bill provides significant tax relief and flexibility without incurring the costs of restructuring. Therefore, the Board of Directors has decided not to pursue the corporate reorganization at this time.

I would like to thank all of the Home Office and District personnel who participated in the proposed reorganization. It was an incredible effort on a very difficult and complicated transaction.

                                 Sincerely,



                                 /s/ Kenneth E. Stinson
                                 Kenneth E. Stinson
                                 Chairman and CEO